UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2006

Corinthian Colleges, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25283	33-0717312
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6 Hutton Centre Drive, Suite 400, Santa Ana, California		92707
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(714) 427-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On November 22, 2006, Corinthian Colleges, Inc. (the "Company") announced the completion of its review of its historic stock option grants. The full text of the Company’s press release is attached hereto as Exhibit 99.1 to this report.

As previously reported, the Company's Board of Directors established a special committee of independent directors (the "Special Committee") in July 2006 to conduct an investigation of the Company's historic stock option practices. The Special Committee retained independent counsel and reviewed option grants dating back to the Company’s initial public offering in 1999. During its four month review, the Special Committee conducted interviews of numerous individuals, including current and former employees and Board members, collected over 2 million documents, and selected and reviewed in excess of 550,000 potentially relevant documents.

In November 2006, the Special Committee presented its report to the Company’s Board of Directors, in which it reported that it had found no evidence of fraud or willful misconduct in regards to the Company’s historic stock option grant practices. The Special Committee also made recommendations to the Board based on the results of its investigation, which the Board has accepted for consideration.

Based on the Company’s internal review and the Special Committee’s investigation and findings, the Company has determined that it had unrecorded non-cash equity-based compensation charges associated with certain of its historic stock option grants. The Company believes that these accounting errors are immaterial to its financial statements in each of the periods to which such charges would have related (fiscal years 2000 through 2005). The largest of these errors are unrecorded charges relating to broad-based option grants during fiscal years 2001 and 2002 where the Company has determined that the appropriate measurement date for accounting purposes differed from the measurement date used by the Company. On four occasions during those two fiscal years, the Company’s Board or Compensation Committee, as applicable, approved stock option grants to be made within thirty days following the Board or Committee meeting. In each of those cases, the grants were made at the low closing price of the Company's common stock during the applicable thirty day period, and the Company and the Special Committee have concluded that each of these grant dates were selected with the benefit of hindsight. For purposes of computing the intrinsic value of these grants, the Company has determined the appropriate measurement date was the end of the applicable thirty day period. The aggregate unrecorded compensation expense through June 30, 2005 associated with the intrinsic value of these options is approximately $5.4 million (on an after-tax basis, and after giving effect to employment taxes and unvested options forfeited by employees upon termination of their employment), which should have been amortized over the four year vesting period for these options.

In addition, the Company also identified several other occasions where the original grant date differed from the appropriate measurement date as a result of contingencies, errors, administrative delays or discrepancies. The aggregate unrecorded compensation expense through June 30, 2005 associated with the intrinsic value of these options is approximately $0.3 million (on an after-tax, employment tax and forfeiture basis), which also should have been amortized over the four year vesting period for these options.

In total, the unrecorded compensation expense and related tax liabilities associated with the use of incorrect measurement dates from fiscal 2001 through fiscal 2005 was approximately $5.7 million, net of taxes. The Company has adopted Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements" ("SAB 108"). In accordance with the transition provisions of SAB 108, the Company has included the cumulative effect of the additional non-cash stock option compensation expense from the fiscal years ended June 30, 2001 to 2005 as an entry to the beginning retained earnings balance at July 1, 2005. The Company has also recorded an expense of $0.5 million, net of taxes, for the fourth quarter of the fiscal year ended June 30, 2006 consisting of equity-based compensation changes and related employment taxes, net of income taxes.

The Company voluntarily informed the SEC of the Special Committee review in July 2006. On August 11, 2006, the SEC notified the Company it is conducting an informal inquiry into the Company’s historic stock option grants. The Company is cooperating with the SEC in its inquiry.

On November 22, 2006, the Company also filed its fiscal 2006 Annual Report on Form 10-K ("10-K") and its fiscal 2007 first quarter Form 10-Q ("10-Q"). The Company had previously been notified by Nasdaq that its common stock was subject to delisting from the Global Select Market for failure to file its 10-K and 10-Q. As a result of both of these filings being submitted, the Company expects Nasdaq to cease delisting proceedings.

Item 9.01 Financial Statements and Exhibits.

The exhibit to this Current Report is listed in the Exhibit Index set forth elsewhere herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corinthian Colleges, Inc.

November 22, 2006	By:	Kenneth S. Ord

Name: Kenneth S. Ord
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Text of press release issued by Corinthian Colleges, Inc. on November 22, 2006.